Exhibit 8(a)
LEHMAN BROTHERS FUNDS, INC.
CUSTODY AGREEMENT


	THIS AGREEMENT is made as of August 2, 1993 between Lehman Brothers Funds, Inc. (the "Company"), on behalf of its Daily Income Fund and Municipal Income Fund (each a "Fund" and collectively the "Funds"), a Maryland corporation having its principal office and place of business at 200 Vesey Street, New York, New York 10285, and BOSTON SAFE DEPOSIT AND TRUST COMPANY (the "Custodian"), a Massachusetts trust company having its principal place of business at One Boston Place, Boston, Massachusetts 02108.

W I T N E S S E T H:

	That for and in consideration of the mutual premises and covenants hereinafter set forth, the Company and the Custodian agree as follows:

1.	Definitions.

Whenever used in this Agreement or in any Schedules to this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

(a)	"Articles of Incorporation" shall mean the Articles of Incorporation dated May 5, 1993 of the Company filed with the State of Maryland, as now in effect and as the same may be amended from time to time.

(b)	"Authorized Person" shall be deemed to include the President, any Vice
President, the Secretary, any Assistant Secretary, the Treasurer or Assistant Treasurer or any other person, whether or not any such person is an officer or employee of the Company, duly authorized by the Board of Directors of the Company to give Oral Instructions and Written Instructions on behalf of the Fund and listed in a certification in the form annexed hereto as Appendix A or such other certification as may be received by the Custodian from time to time.

(c)	"Book-Entry System" shall mean the Federal Reserve/ Treasury book-entry system for United States and federal agency securities, its successor or successors and its nominee or nominees.

(d)	"Depository" shall mean The Depository Trust Company ("DTC"), a clearing agency registered with the Securities and Exchange Commission under Section 17(a) of the Securities Exchange Act of 1934, as amended, its successor or successors and its nominee or nominees, in which the Custodian is specifically authorized by the Company's Board to make deposits. The term "Depository" shall further mean and include any other person to be named in Written Instructions authorized to act as a depository under the 1940 Act, its successor or successors and its nominee or nominees.

(e)	"Money Market Securities" shall be deemed to include, without limitation, debt obligations issued or guaranteed as to interest and principal by the Government of the United States or agencies or instrumentalities thereof, commercial paper, bank certificates of deposit, bankers' acceptances and short-term corporate obligations, where the purchase or sale of such securities normally requires settlement in federal funds on the same day as such purchase or sale, and repurchase and reverse repurchase agreements with respect to any of the foregoing types of securities.

(f)	"Oral Instructions" shall mean verbal instructions actually received by the Custodian from an Authorized Person or a person reasonably believed by the Custodian to be an Authorized Person.

(g)	"Prospectus" shall mean the Fund's current prospectus and statement of additional information relating to the registration of the Funds' Shares under the Securities Act of 1933, as amended.

(h)	"Shares" refers to the shares of common stock, par value $.001 per share, as may be issued by the Funds from time to time.

(i)	"Security" or Securities" shall be deemed to include bonds, debentures, notes, stocks, shares, evidences of indebtedness, and other securities and investments from time to time of the Fund, including futures contracts and options on futures contracts.

(j)	"Transfer Agent" shall mean the person which performs the transfer agent, dividend disbursing agent and shareholder servicing agent functions for the Fund.

(k)	"Written Instructions" shall mean a written communication actually received by the Custodian from two Authorized Persons or from persons reasonably believed by the Custodian to be Authorized Persons by telex or facsimile machine or any other such system whereby the receiver of such communication is able to verify through codes or otherwise with a reasonable degree of certainty the authenticity of the sender of such communication.

(l)	The "1940 Act" refers to the Investment Company Act of 1940, and the rules and regulations thereunder, all as amended from time to time.



2.	Appointment of Custodian.

(a)	The Company hereby constitutes and appoints the Custodian as custodian of all of the Securities and monies at any time owned by or in the possession of the Funds during the period of this Agreement.

(b)	The Custodian hereby accepts appointment as such custodian for the Funds and agrees to perform the duties thereof as hereinafter set forth.

3.	Compensation.

(a)	The Company will compensate the Custodian for its services rendered under this Agreement in accordance with the fees set forth in Schedule I attached hereto, as the same may be amended from time to time (the "Fee Schedule"). Such Fee Schedule does not include out-of-pocket disbursements of the Custodian for which the Custodian shall be entitled to bill separately. Out-of-pocket disbursements shall include, but shall not be limited to, the items specified in Schedule II and incorporated herein (the "Expense Schedule"), which Expense Schedule may be modified by the Custodian upon not less than sixty (60) days' prior written notice to the Company.

(b)	The Custodian will bill the Company in respect of out-of-pocket expenses as soon as practicable after the end of each calendar month, and said billings
will be detailed in accordance with the Expense Schedule.   The Company will
promptly pay to the Custodian the amount of such billing.

4.	Custody of Cash and Securities.

(a)	Receipt and Holding of Assets.  The Company will deliver or cause to be delivered to the Custodian all Securities and monies owned by the Fund, including cash received from the issuance of its Shares, at any time during the period of this Agreement. The Custodian will not be responsible for such Securities and monies until actually received by it. The Company shall instruct the Custodian from time to time in its sole discretion, by means of Written Instructions, or in connection with the purchase or sale of Money Market Securities, by means of Oral Instructions or Written Instructions, as to the manner in which and in what amounts Securities and monies of the Fund are to be deposited on behalf of the Fund in the Book-Entry System or a Depository and specifically allocated on the books of the Custodian to the Fund; provided, however, that prior to the initial deposit of Securities of the Fund in the Book-Entry System or the Depository, the Custodian shall have received Written Instructions specifically approving such deposit by the Custodian in the Book-Entry System or a Depository.



(b)	Accounts and Disbursements.  The Custodian shall establish and maintain a separate account for the Fund and shall credit to the separate account of the Fund all monies received by it for the account of such Fund and shall disburse the same only:

(i)	In payment for Securities purchased for the Fund, as provided in Section
5 hereof;

(ii)	For the payment of any expense or liability incurred by the Fund, including but not limited to the following payments for the account of the
Fund: interest, taxes, management, accounting, transfer agent and legal fees and operating expenses of the Fund whether or not such expenses are, in whole or in part, to be capitalized or treated as deferred expenses;

(iii)	For payment of the amount of dividends received in respect of Securities sold short;

(iv)	In payment of dividends or distributions with respect to the Shares of the Funds, as provided in Section 7 hereof;

(v)	In payment of original issue or other taxes with respect to the Shares of the Funds;

(vi)	In payment for Shares which have been repurchased by the Funds, in the open market or otherwise;

(vii)	Pursuant to Written Instructions or, with respect to Money Market
Securities, Oral Instructions or Written Instructions, setting forth the name and address of the person to whom the payment is to be made, the amount to be paid and the purpose for which payment is to be made; or

(viii)	In payment of fees and in reimbursement of the expenses and
liabilities of the Custodian attributable to the Funds, as provided in Section 3(a) and Section 10(h) hereof.

(c)	Confirmation and Statements.  Promptly after the close of business on each day, the Custodian shall furnish the Company with confirmations and a summary of all transfers to or from the account of each Fund during said day. Where securities purchased by a Fund are in a tangible bulk of securities registered in the name of the Custodian (or its nominee) or shown on the Custodian's account on the books of the Depository or the Book-Entry System, the Custodian shall by book entry or otherwise identify the quantity of those securities belonging to the Fund. At least monthly, the Custodian shall furnish each Fund with a detailed statement of the Securities and monies held for the Fund under this Agreement.

(d)	Registration of Securities and Physical Separation.  All Securities held for a Fund which are issued or issuable only in bearer form, except such Securities as are held in the Book-Entry System, shall be held by the Custodian in that form; all other Securities held for a Fund may be registered in the name of the Fund, in the name of any duly appointed registered nominee of the Custodian as the Custodian may from time to time determine, or in the name of the Book-Entry System or a Depository or their successor or successors, or their nominee or nominees. The Company reserves the right to instruct the Custodian as to the method of registration and safekeeping of the Securities of a Fund. The Company agrees to furnish to the Custodian appropriate instruments to enable the Custodian to hold or deliver in proper form for transfer, or to register in the name of its registered nominee or in the name of the Book-Entry System or a Depository, any Securities which it may hold for the account of a Fund and which may from time to time be registered in the name of the Company. The Custodian shall hold all such Securities which are not held in the Book-Entry System or the Depository in a separate account for each Fund in the name of the Fund physically segregated at all times from those of any other person or persons.

(e)	Collection of Income and Other Matters Affecting Securities.  Unless
otherwise instructed to the contrary by Written Instructions, the Custodian by itself, or through the use of the Book-Entry System or the Depository with respect to Securities therein deposited, shall with respect to all Securities held for a Fund in accordance with this Agreement:

(i)	Collect on a timely basis all income due or payable;

(ii)	Present on a timely basis for payment and collect the amount payable upon all Securities which may mature or be called, redeemed or retired, or otherwise become payable. Notwithstanding the foregoing, the Custodian shall have no responsibility to the Company or a Fund for monitoring or ascertaining any call, redemption or retirement dates with respect to any put bonds which are owned by a Fund and held by the Custodian or its nominee, nor shall the Custodian have any responsibility or liability to the Company or a Fund for any loss by the Fund for any missed payment or other default resulting therefrom; unless the Custodian received timely notification from the Company or a Fund specifying the time, place and manner for the presentment of any such put bond owned by a Fund and held by the Custodian or its nominee. The Custodian shall not be responsible and assumes no liability to the Company or a Fund for the accuracy or completeness of any notification the Custodian may furnish to the Company or the Fund with respect to put bonds;

(iii)	Surrender Securities in temporary form for definitive Securities;

(iv)	Execute any necessary declarations or certificates of ownership under the Federal income tax laws or the laws or regulations of any other taxing authority now or hereafter in effect; and

(v)	Hold directly, or through the Book-Entry System or a Depository with respect to Securities therein deposited, for the account of each Fund all rights and similar Securities issued with respect to any Securities held by the Custodian hereunder for such Fund.

(f)	Delivery of Securities and Evidence of Authority.  Upon receipt of
Written Instructions and not otherwise, except for subparagraphs (v) - (xii) below which may be effected by Oral or Written Instructions, the Custodian, directly or through the use of the Book-Entry System or a Depository, shall:

(i)	Execute and deliver or cause to be executed and delivered to such persons as may be designated in such Written Instructions proxies, consents, authorizations and any other instruments whereby the authority of the Company as owner of any Securities may be exercised;

(ii)	Deliver or cause to be delivered any Securities held for a Fund in exchange for other Securities or cash issued or paid in connection with the liquidation, reorganization, refinancing, merger, consolidation or recapitalization of any corporation, or the exercise of any conversion privilege;

(iii)	Deliver or cause to be delivered any Securities held for a Fund to any protective committee, reorganization committee or other person in connection with the reorganization, refinancing, merger, consolidation or recapitalization or sale of assets of any corporation, and receive and hold under the terms of this Agreement in the separate account for each Fund such certificates of deposit, interim receipts or other instruments or documents as may be issued to it to evidence such delivery;

(iv)	Make or cause to be made such transfers or exchanges of the assets specifically allocated to the separate account of each Fund and take such other steps as shall be stated in said Written Instructions to be for the purpose of effectuating any duly authorized plan of liquidation, reorganization, merger, consolidation or recapitalization of any Fund or the Company;

(v)	Deliver Securities owned by any Fund upon sale of such Securities for the account of such Fund pursuant to Section 5;

(vi)	Deliver Securities owned by any Fund upon the receipt of payment in connection with any repurchase agreement related to such Securities entered into by such Fund;

(vii)	Deliver Securities owned by any Fund to the issuer thereof or its agent when such Securities are called, redeemed, retired or otherwise become payable; provided, however, that in any such case the cash or other consideration is to be delivered to the Custodian. Notwithstanding the foregoing, the Custodian shall have no responsibility to the Company or a Fund for monitoring or ascertaining any call, redemption or retirement dates with respect to any put bonds which are owned by a Fund and held by the Custodian or its nominee, nor shall the Custodian have any responsibility or liability to the Company or a Fund for any loss by a Fund for any missed payment or other default resulting therefrom unless the Custodian received timely notification from the Company or the Fund specifying the time, place and manner for the presentment of any such put bond owned by the Fund and held by the Custodian or its nominee. The Custodian shall not be responsible and assumes no liability to the Company or any Fund for the accuracy or completeness of any notification the Custodian may furnish to the Company or any Fund with respect to put bonds;

(viii)	Deliver Securities owned by any Fund to the issuer thereof, or its agent, for transfer into the name of the Fund or into the name of any nominee or nominees of the Custodian or into the name or nominee name of any agent appointed pursuant to Section 10(f) or into the name or nominee name of any sub-custodian appointed pursuant to Section 10(e); or for exchange for a different number of bonds, certificates or other evidence representing the same aggregate face amount or number of units; provided, however, that in any such case, the new Securities are to be delivered to the Custodian;

(ix)	Deliver Securities owned by the Fund to the broker for examination in accordance with "street delivery" custom;

(x)	Deliver Securities owned by the Fund in accordance with the provisions of any agreement among the Fund, the Custodian and a broker-dealer registered under the Securities Exchange Act of 1934 (the "Exchange Act") and a member of the National Association of Securities Dealers, Inc. (the "NASD"), relating to compliance with the rules of The Options Clearing Corporation and of any registered national securities exchange, or of any similar organization or organizations, regarding escrow or other arrangements in connection with transactions by the Fund;

(xi)	Deliver Securities owned by the Fund in accordance with the provisions of any agreement among the Fund, the Custodian, and a futures commission merchant registered under the Commodity Exchange Act, relating to compliance with the rules of the Commodity Futures Trading Commission and/or any Contract Market, or any similar organization or organizations, regarding account deposits in connection with transactions by the Fund;

(xii)	Deliver Securities owned by any Fund for delivery in connection with any loans of Securities made by a Fund but only against receipt of adequate collateral as agreed upon from time to time by the Custodian and the Company which may be in the form of cash or obligations issued by the United States government, its agencies or instrumentalities;

(xiii)	Deliver Securities owned by any Fund for delivery as security in connection with any borrowings by such Fund requiring a pledge of Fund assets, but only against receipt of amounts borrowed;

(xiv)	Deliver Securities owned by any Fund upon receipt of instructions from the Fund for delivery to the Transfer Agent or to the holders of Shares in connection with distributions in kind, as may be described from time to time in the Fund's Prospectus, in satisfaction of requests by holders of Shares for redemption; and

(xv)	Deliver Securities owned by any Fund for any other proper business purpose, but only upon receipt of, in addition to Written Instructions, a certified copy of a resolution of the Board of Directors signed by an Authorized Person and certified by the Secretary of the Company specifying the Securities to be delivered, setting forth the purpose for which such delivery is to be made, declaring such purpose to be a proper business purpose, and naming the person or persons to whom delivery of such Securities shall be made.

(g)	Endorsement and Collection of Checks, Etc.  The Custodian is hereby authorized to endorse and collect all checks, drafts or other orders for the payment of money received by the Custodian for the account of a Fund; provided, however, that the Custodian shall not be liable for any money, whether or not represented by any check, draft, or other instrument for the payment of money, received by it on behalf of a Fund until the Custodian actually receives and collects such money directly or by the final crediting of the account representing a Fund's interest in the Book-Entry System or the Depository.

5.	Purchase and Sale of Investments of the Fund.

(a)	Promptly after each purchase of Securities for a Fund, the Fund shall deliver to the Custodian (i) with respect to each purchase of Securities which are not Money Market Securities, Written Instructions, and (ii) with respect to each purchase of Money Market Securities, either Written Instructions or Oral Instructions, in either case specifying with respect to each purchase:
(1) the name of the Fund to which the securities are to be specifically allocated; (2) the name of the issuer and the title of the Securities; (3) the number of shares or the principal amount purchased and accrued interest, if any; (4) the date of purchase and settlement; (5) the purchase price per unit;
(6) the total amount payable upon such purchase; (7) the name of the person from whom or the broker through whom the purchase was made, if any; (8) whether or not such purchase is to be settled through the Book-Entry System or the Depository; and (9) whether the Securities purchased are to be deposited in the Book-Entry System or the Depository. The Custodian shall receive the Securities purchased by or for a Fund and upon receipt of such Securities shall pay out of the monies held for the account of such Fund the total amount payable upon such purchase, provided that the same conforms to the total amount payable as set forth in such Written Instructions or Oral Instructions.

(b)	Promptly after each sale of Securities of a Fund, the Fund shall deliver to the Custodian (i) with respect to each sale of Securities which are not Money Market Securities, Written Instructions, and (ii) with respect to each sale of Money Market Securities, either Written or Oral Instructions, in either case specifying with respect to such sale: (1) the name of the Fund to which such Securities are to be specifically allocated; (2) the name of the issuer and the title of the Securities; (3) the number of shares or principal amount sold, and accrued interest, if any; (4) the date of sale; (5) the sale price per unit; (6) the total amount payable to the Fund upon such sale; (7) the name of the broker through whom or the person to whom the sale was made;
and (8) whether or not such sale is to be settled through the Book-Entry
System or the Depository. The Custodian shall deliver or cause to be delivered the Securities to the broker or other person designated by the Company upon receipt of the total amount payable to the Company upon such sale, provided that the same conforms to the total amount payable to the Company as set forth in such Written or such Oral Instructions. Subject to the foregoing, the Custodian may accept payment in such form as shall be satisfactory to it, and may deliver Securities and arrange for payment in accordance with the customs prevailing among dealers in Securities.

6.	Lending of Securities.

(a)	If a Fund is permitted as disclosed in its current Prospectus to lend
Securities, within 24 hours after each loan of Securities, the Company shall deliver or cause to be delivered to the Custodian Written Instructions specifying with respect to each such loan: (1) the name of the Fund to which the loaned Securities are specifically allocated; (2) the name of the issuer and the title of the Securities; (3) the number of shares or the principal amount loaned; (4) the date of loan and delivery; (5) the total amount to be delivered to the Custodian, including the amount of cash collateral and the premium, if any, separately identified; (6) the name of the broker, dealer or financial institution to which the loan was made; and (7) whether the Securities loaned are to be delivered through the Book-Entry System or the Depository. Promptly after each termination of a loan of Securities, the Company shall deliver to the Custodian Written Instructions specifying with respect to each such loan termination and return of Securities: (1) the name of the Fund to which the loand Securities are specifically allocated; (2) the name of the issuer and the title of the Securities to be returned; (3) the number of shares or the principal amount to be returned; (4) the date of termination; (5) the total amount to be delivered by the Custodian (including the cash collateral for such Securities minus any offsetting credits as described in said Written Instructions); (6) the name of the broker, dealer or financial institution from which the Securities will be returned; and (7) whether such return is to be effected through the Book-Entry System or the Depository. The Custodian shall receive all Securities returned from the broker, dealer or financial institution to which such Securities were loaned and upon receipt thereof shall pay, out of the monies held for the account of such Fund, the total amount payable upon such return of Securities as set forth in the Written Instructions. Securities returned to the Custodian shall be held as they were prior to such loan.

7.	Payment of Dividends or Distributions.

(a)	The Company shall furnish to the Custodian a copy of the resolution of the Board of Directors of the Company certified by the Secretary or an Assistant Secretary (i) authorizing the declaration of dividends or distributions with respect to a Fund on a specified periodic basis and authorizing the Custodian to rely on Oral or Written Instructions specifying the date of the declaration of such dividend or distribution, the date of payment thereof, the record date as of which shareholders entitled to payment shall be determined and the amount payable per share to the shareholders of record as of the record date, or (ii) setting forth the date of declaration of any dividend or distribution with respect to such Fund, the date of payment thereof, the record date as of which shareholders entitled to payment shall be determined and the amount payable per share to the shareholders of record as of the record date.

(b)	Prior to the payment date specified in such resolution, Oral
Instructions or Written Instructions, as the case may be, the Company shall deliver to the Custodian Oral Instructions or Written Instructions specifying the total amount payable to the Transfer Agent.

(c)	Upon the payment date specified in such resolution, Oral Instructions or
Written Instructions, as the case may be, the Custodian shall pay to the Transfer Agent out of monies specifically allocated to and held for the account of the relevant Fund the total amount payable to the Transfer Agent.




8.	Sale and Redemption of Shares of a Fund.

(a)	Whenever a Fund shall sell any Shares, the Fund shall deliver or cause to be delivered to the Custodian a Written Instruction duly specifying:

1.	The name of Shares sold, trade date, and price; and

2.	The amount of money to be received by the Custodian for the sale of such
Shares.

	The Custodian understands and agrees that Written Instructions may be furnished subsequent to the purchase of Shares and that the information contained therein will be derived from the sales of Shares as reported to the Fund by the Transfer Agent.

(b)	Upon receipt of such money from the Transfer Agent, the Custodian shall credit such money to the separate account of the relevant Fund.

(c)	Upon issuance of any Shares in accordance with the foregoing provisions of this Section 8, the Custodian shall pay all original issue or other taxes required to be paid in connection with such issuance upon the receipt of a Written Instruction specifying the amount to be paid.

(d)	Except as provided hereafter, whenever any Shares are redeemed, the relevant Fund shall cause the Transfer Agent to promptly furnish to the Custodian Written Instructions, specifying:

1.	The number of Shares redeemed; and

2.	The amount to be paid for the Shares redeemed.

	The Custodian further understands that the information contained in such Written Instructions will be derived from the redemption of Shares as reported to the Fund by the Transfer Agent.

(e)	Upon receipt from the Transfer Agent of advice setting forth the number of Shares received by the Transfer Agent for redemption and that such Shares are valid and in good form for redemption, the Custodian shall make payment to the Transfer Agent of the total amount specified in a Written Instruction issued pursuant to paragraph (d) of this Section 8.

(f)	Notwithstanding the above provisions regarding the redemption of Shares, whenever such Shares are redeemed pursuant to any check redemption privilege which may from time to time be offered by a Fund, the Custodian, unless otherwise instructed by a Written Instruction shall, upon receipt of advice from the Fund or its agent stating that the redemption is in good form for redemption in accordance with the check redemption procedure, honor the check presented as part of such check redemption privilege out of the monies specifically allocated to the Fund in such advice for such purpose.

9.	Indebtedness.

(a)	The Company will cause to be delivered to the Custodian by any bank
(excluding the Custodian) from which the Company borrows money using Securities as collateral for such borrowings, a notice or undertaking in the form currently employed by any such bank setting forth the amount which such bank will loan to the Company against delivery of a stated amount of collateral. The Company shall promptly deliver to the Custodian Written or Oral Instructions stating with respect to each such borrowing: (1) the name of the Fund for which the borrowing is made; (2) the name of the bank; (3) the amount and terms of the borrowing, which may be set forth by incorporating by reference an attached promissory note, duly endorsed by the Company, or other loan agreement; (4) the time and date, if known, on which the loan is to be entered into (the "Borrowing Date"); (5) the date on which the loan becomes due and payable; (6) the total amount payable to the Company on the Borrowing Date; (7) the market value of Securities to be delivered as collateral for such loan, including the name of the issuer, the title and the number of shares or the principal amount of any particular Securities; (8) whether the Custodian is to deliver such collateral through the Book-Entry System or the Depository; and (9) a statement that such loan is in conformance with the 1940 Act and the Company's Prospectus.

(b)	Upon receipt of the Written or Oral Instructions referred to in subparagraph (a) above, the Custodian shall deliver on the Borrowing Date the specified collateral and the executed promissory note, if any, against delivery by the lending bank of the total amount of the loan payable, provided that the same conforms to the total amount payable as set forth in the Written or Oral Instructions. The Custodian may, at the option of the lending bank, keep such collateral in its possession, but such collateral shall be subject to all rights therein given the lending bank by virtue of any promissory note or loan agreement. The Custodian shall deliver as additional collateral in the manner directed by the Company from time to time such Securities as may be specified in Written or Oral Instructions to collateralize further any transaction described in this Section 9. The Company shall cause all Securities released from collateral status to be returned directly to the Custodian, and the Custodian shall receive from time to time such return of collateral as may be tendered to it. In the event that the Company fails to specify in Written or Oral Instructions all of the information required by this Section 9, the Custodian shall not be under any obligation to deliver any Securities or to seek the return of the collateral; provided, however, that the Custodian shall promptly notify the Company of any information required by this Section 9 and not specified in Written or Oral Instructions. Collateral returned to the Custodian shall be held hereunder as it was prior to being used as collateral.

10.	Persons Having Access to Assets of the Company.

(a)	No Director, employee or agent of the Company, and no officer, director, employee or agent of the Funds' investment adviser, shall have physical access to the assets of the Company held by the Custodian or be authorized or permitted to withdraw any investments of the Company, nor shall the Custodian deliver any assets of the Company to any such person. No officer, director, employee or agent of the Custodian who holds any similar position with the Company or its investment adviser shall have access to the assets of the Company.

(b)	The individual employees of the Custodian duly authorized by the Board of Directors of the Custodian to have access to the assets of the Company are listed in the certification annexed hereto as Appendix A. The Custodian shall advise the Company of any change in the individuals authorized to have access to the assets of the Company by written notice to the Custodian and the Company accompanied by a certified copy of the authorizing resolution of the Custodian's Board of Directors approving such change.

(c)	Nothing in this Section shall prohibit any officer, employee or agent of the Company, or any officer, director, employee or agent of the Funds' investment adviser, from giving Oral Instructions or Written Instructions to the Custodian or executing a certificate so long as it does not result in delivery of or access to assets of the Company as prohibited by subparagraph
(a) of this Section.

11.	Concerning the Custodian.

(a)	Standard of Conduct.  Except as otherwise provided herein, neither the
Custodian nor its nominee shall be liable for any loss or damage, including counsel fees, resulting from its action or omission to act or otherwise, except for any such loss or damage arising out of its own negligence, bad faith or willful misconduct. The Custodian may, with respect to questions of law, apply for and obtain the advice and opinion of counsel to the Company (at the expense of the Company) or of its own counsel and shall be fully protected with respect to anything done or omitted by it in good faith in conformity with such advice or opinion. The Custodian shall be liable to the Fund for any loss or damage resulting from the use of the Book-Entry System or the Depository arising by reason of any negligence, misfeasance or misconduct on the part of the Custodian or any of its employees or agents.

(b)	Limit of Duties.  Without limiting the generality of the foregoing, the
Custodian shall be under no duty or obligation to inquire into, and shall not be liable for:

(i)	The validity of the issue of any Securities purchased by any Fund, the legality of the purchase thereof, or the propriety of the amount paid therefor;

(ii)	The legality of the sale of any Securities by any Fund or the propriety of the amount for which the same are sold;

(iii)	The legality of the issue or sale of any Shares, or the sufficiency of the amount to be received therefor;

(iv)	The legality of the repurchase of any Shares, or the propriety of the amount to be paid therefor;

(v)	The legality of the declaration or payment of any dividend or other distribution of any Fund; or

(vi)	The legality of any borrowing for temporary or emergency administrative purposes.

(c)	Amounts Due from Transfer Agent.  The Custodian shall not be under any duty or obligation to take action to effect collection of any amount due to any Fund from the Transfer Agent nor to take any action to effect payment or distribution by the Transfer Agent of any amount paid by the Custodian to the Transfer Agent in accordance with this Agreement.

(d)	Collection Where Payment Refused.  The Custodian shall not be under any duty or obligation to take action to effect collection of any amount, if the Securities upon which such amount is payable are in default, or if payment is refused after due demand or presentation, unless and until (i) it shall be directed to take such action by Written Instructions and (ii) it shall be assured to its satisfaction of reimbursement of its costs and expenses in connection with any such action.

(e)	Appointment of Sub-Custodians.  The Custodian may appoint one or more qualified institutions, including but not limited to banking institutions, to act as Depository or Depositories or as Sub-Custodian or Sub-Custodians of Securities and monies at any time owned by the Company, upon terms and conditions specified in Written Instructions. The Custodian shall use reasonable care in selecting any such Depository and/or Sub-Custodian and shall oversee the maintenance of any Securities or monies of the Company by the Sub-Custodian. In addition, the Custodian may from time to time appoint one or more of the institutions listed in Appendix C hereto, or such other institutions as may hereafter be approved by vote of the Directors of the Company, as foreign sub-custodians for the Company's securities located outside the United States, provided that any such institution shall constitute an "Eligible Foreign Custodian" within the meaning of Rule 17f-5 under the 1940 Act.

The Custodian shall maintain such records as shall be necessary to identify the assets of the Company held by any foreign sub-custodians. The Custodian shall furnish to the Company such periodic reports as the Company shall reasonably request with respect to the assets of the Company held by each foreign sub-custodian, and shall furnish to the Company such notices of transfers of securities, deposits or other assets to or from the Company's account by any foreign sub-custodian as the Company shall request.

The Custodian shall advise the Company promptly if it learns that any foreign agent or sub-custodian no longer constitutes an "Eligible Foreign Custodian" and of any failure by any foreign sub-custodian to observe any material term of its appointment.

The Custodian may authorize one or more of the foreign sub-custodians to use the facilities of one or more foreign central securities depositories or clearing agencies listed in Appendix D hereto, or as may hereafter be approved by vote of the Directors of the Company; provided that any such organization shall constitute an "Eligible Foreign Custodian."

In the event that any foreign sub-custodian fails to perform any of its obligations under the terms of its appointment, the Custodian shall use its best efforts to cause such foreign sub-custodian to perform such obligations. At the written request of the Company, the Custodian shall use its best efforts to assert and collect any claim for liability for any loss or damage incurred by the Company arising out of the failure of any such sub-custodian to perform such obligations.

(f)	Appointment of Agents.  The Custodian may at any time or times in its discretion appoint, and may at any time remove, any other bank or company which is itself qualified under the 1940 Act to act as a custodian, as its agent to carry out such of the provisions of this Agreement as the Custodian may from time to time direct. The Custodian shall be liable for the actions of its agents.

(g)	No Duty to Ascertain Authority.  The Custodian shall not be under any duty or obligation to ascertain whether any Securities at any time delivered to or held by it for the Fund are such as may properly be held by the Company under the provisions of its Articles of Incorporation and the Prospectus.

(h)	Payments to the Custodian.  The Custodian may charge against any money held by it for the account of the Company any expenses incurred by the Custodian in the performance of its duties pursuant to this Agreement with respect to the Company. The Custodian shall also be entitled to charge against any money of the Company held by it the amount of any loss, damage, liability or expense incurred with respect to the Company including counsel fees, for which it shall be entitled to reimbursement under the provisions of this Agreement.

(i)	Reliance on Certificates and Instructions.  The Custodian shall be entitled to rely upon any certificate, notice or other instrument in writing received by the Custodian and reasonably believed by the Custodian to be genuine and to be signed by an Authorized Person. The Custodian shall be entitled to rely upon any Written Instructions or Oral Instructions actually received by the Custodian pursuant to the applicable Sections of this Agreement and reasonably believed by the Custodian to be genuine and to be given by an Authorized Person. The Company agrees to forward to the Custodian Written Instructions from an Authorized Person confirming such Oral Instructions in such manner so that such Written Instructions are received by the Custodian, whether by hand delivery, telex or otherwise, by the close of business on the same day that such Oral Instructions are given to the Custodian. The Company agrees that the fact that such confirming instructions are not received by the Custodian shall in no way affect the validity of the transactions or enforceability of the transactions hereby authorized by the Company. The Company agrees that the Custodian shall incur no liability to the Company in acting upon Oral Instructions given to the Custodian hereunder concerning such transactions, provided such instructions reasonably appear to have been received from a duly Authorized Person.

12.	Records.  The Custodian shall create and maintain all records relating to its activities and obligations under this Agreement in such a manner as will meet the obligations of the Fund under the 1940 Act, with particular attention to Section 31 thereof, Rules 31a-1 and 31a-2 thereunder, applicable federal and state tax laws and any law or administrative rules or procedures which may be applicable to the Fund. All such records shall be the property of the Company and shall at all times during regular business hours of the Custodian be open for inspection by duly authorized officers, employees or agents of the Company and employees and agents of the Securities and Exchange Commission.

13.	Opinion of the Company's Independent Accountants.  The Custodian shall take all reasonable action as the Company may from time to time request, to obtain from year to year favorable opinions from the Company's independent accountants with respect to the activities hereunder in connection with the preparation of Amendments to the Company's Registration Statement, and Form N-SAR or other annual reports to the Securities and Exchange Commission, and with respect to any other requirements of such Commission.

14.	Reports to Fund by Independent Public Accountants.  The Custodian shall provide the Company with reports by independent public accountants on the accounting system, internal accounting controls and procedures for safeguarding Securities, including securities deposited and/or maintained in a Depository or Book-Entry System, relating to the services provided by the Custodian under this Agreement.

15.	Miscellaneous.

(a)	Annexed hereto as Appendix A is a certification signed by the Secretary or an Assistant Secretary of the Company setting forth the names and the signatures of the present Authorized Persons. The Company agrees to furnish to the Custodian a new certification in similar form in the event that any such present Authorized Person ceases to be such an Authorized Person or in the event that other or additional Authorized Persons are elected or appointed. Until such new certification shall be received, the Custodian shall be fully protected in acting under the provisions of this Agreement upon Oral Instructions or signatures of the present Authorized Persons as set forth in the last delivered certification.

(b)	Annexed hereto as Appendix B is a certification signed by the Secretary or an Assistant Secretary of the Company setting forth the names and the signatures of the present officers of the Company. The Company agrees to furnish to the Custodian a new certification in similar form in the event that any such present officer ceases to be an officer of the Company or in the event that other or additional officers are elected or appointed. Until such new certification shall be received, the Custodian shall be fully protected in acting under the provisions of this Agreement upon the signature of the officer as set forth in the last delivered certification.

(c)	Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Custodian, shall be sufficiently given if addressed to the Custodian and mailed or delivered to it at its offices at One Boston Place, Boston, Massachusetts 02108, or at such other place as the Custodian may from time to time designate in writing.

(d)	Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Company, shall be sufficiently given if addressed to the Company and mailed or delivered to it at One Exchange Place, Boston, MA 02109, Attention: Mary E. Moran, Assistant Secretary or at such other place as the Company may from time to time designate in writing.

(e)	This Agreement may not be amended or modified in any manner except by a written agreement executed by both parties with the same formality as this Agreement.

(f)	This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Company without the written consent of the Custodian, or by the Custodian without the written consent of the Company authorized or approved by a resolution of the Board of Directors of the Company, and any attempted assignment without such written consent shall be null and void.

(g)	This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original but such counterparts shall, together, constitute only one agreement.

(h)	The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

16.	Termination of Agreement

(a)	This Agreement shall become effective on the date hereof and shall remain in force unless terminated pursuant to the provisions of subparagraph
(b) of this Section 16.

(b)	This Agreement may be terminated at any time without payment of any penalty, upon sixty (60) days' written notice, by vote of the holders of a majority of the outstanding voting securities of the Company, by vote of a majority of the Board of Directors of the Company, or by the Custodian. In the event such notice is given by the Company, it shall be accompanied by a certified vote of the Board of Directors of the Company, electing a successor custodian or custodians. In the event such notice is given by the Custodian, the Company shall, on or before the termination date, deliver to the Custodian a certified resolution of the Board of Directors of the Company, designating a successor custodian or custodians. In the absence of such designation, the Custodian may designate a successor custodian which shall be qualified to so act under the 1940 Act. If the Company fails to designate a successor custodian, upon the delivery by the Custodian of all Securities and monies then owned by the Company to a successor custodian designated by the Custodian, the Custodian shall thereby be relieved of all duties and responsibilities pursuant to this Agreement.

(c)	Upon the date set forth in such notice under this Section 16, this
Agreement shall terminate to the extent specified in such notice, and the Custodian shall upon receipt of a notice of acceptance by the successor custodian on that date deliver directly to the successor custodian all Securities and monies then held by the Custodian, after deducting all fees, expenses and other amounts for the payment or reimbursement of which it shall then be entitled.

17.	Governing Law.

This agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.



	IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first set forth above.

LEHMAN BROTHERS FUNDS, INC.

By:	/s/ Deepak Chowdhury
	Name: Deepak Chowdhury

BOSTON SAFE DEPOSIT AND TRUST COMPANY

By:	/s/ Merton E. Thompson
	Name: Merton E. Thompson
Title: Senior Vice President



CUSTODY AGREEMENT

APPENDIX A

	I, Francis J. McNamara, III, Secretary of Lehman Brothers Funds, Inc. (the "Company"), do hereby certify that the following individuals have been duly authorized by the Board of Directors of the Company in conformity with the Company's Articles of Incorporation and By-Laws to give Oral Instructions and Written Instructions on behalf of the Daily Income Fund and Municipal Income Fund and the signatures set forth opposite their respective names are their true and correct signatures:

Name	Signature

Diane Contardo	/s/ Diane Contardo

Marie F. Culleton	/s/ Marie F. Culleton

Karen D. Devitto	/s/ Karen D. Devitto

Joan M. Donahue	/s/ Joan M. Donohue

Claire J. Lurie	/s/ Claire J. Lurie

Eleanor L. Millan	/s/ Eleanor L. Millan

Cynthia E. Peluso	/s/ Cynthia E. Peluso

Geraldine E. Ryan	/s/ Geraldine E. Ryan

Mary A. Sannella	/s/ Mary A. Sannella

Daniel J. Smith	/s/ Daniel J. Smith

Merton E. Thompson III	/s/ Merton E. Thompson III

George H. Whitney III	/s/ George H. Whitney III


	 /s/ Francis J. McNamara, III
	Francis J. McNamara, III
	Secretary



CUSTODY AGREEMENT

APPENDIX B


	I, Francis J. McNamara, III, Secretary of Lehman Brothers Funds, Inc. (the "Company"), do hereby certify that the following individuals serve in the following positions with the Company and each individual has been duly elected or appointed by the Board of Directors of the Company to each such position and qualified therefor in conformity with the Company's Articles of Incorporation and By-
Laws, and the signature set forth opposite their respective names are their true and correct signatures:

Name	Position	Signature


Steven Spiegel	Chairman	/s/ Steven Spiegel


Deepak Chowdhury	President	/s/Deepak Chowdhury


John M. Winters	Vice President	/s/ John M. Winters


Vincent Nave	Treasurer	/s/ Vincent Nave


Francis J. McNamara, III	Secretary	/s/ Francis J. McNamara, III


Mary E. Moran	Assistant Secretary	/s/ Mary E. Moran


Gary M. Gardner	Assistant Secretary	/s/ Gary M. Gardner


Elizabeth Nystedt	Assistant Secretary	/s/ Elizabeth Nystedt


Michael Kardok	Assistant Treasurer	/s/ Michael Kardok


Richard W. Ingram	Assistant Treasurer	/s/ Richard W. Ingram


		/s/ Francis J. McNamara, III
		Francis J. McNamara, III
		Secretary



CUSTODY AGREEMENT

APPENDIX C


Non


CUSTODY AGREEMENT

APPENDIX D


Transnational Depositories:

Euro-clear Clearance System, Belgium

Centrale de Livraison de Valeures Mobilieres (Cedel), Luxembourg



LEHMAN BROTHERS  FUNDS, INC.


SCHEDULE I



BOSTON SAFE DEPOSIT AND TRUST COMPANY


CUSTODY FEE SCHEDULE


A.	Domestic Safekeeping:

First  $  50 million                -	.033%
Next $  50 million                -	.017%
Next $900 million                -	.010%
Next $    2 billion                 -	.0085%
Excess                                 -	.007%

B.	PLUS $5/security holding charge per month

C.	PLUS Transaction charges:

DTC eligible                       -	$10
Non-DTC eligible               -	$30
Fed Book Entry                  -	$10
Options                              -	$25
Futures                              -	$  8
GNMA Paydowns              -	$  5
Repo - depository               -	$10
         - non-deposit             -	$17
Physical - Govt                   -	$30
Physical - Corp/Muni          -	$30
Commercial Paper              -	$30
Euro-CDs (London)            -	$30



BOSTON SAFE DEPOSIT AND TRUST COMPANY

GLOBAL CUSTODY FEE SCHEDULE


D.	Global Safekeeping:

	Group I  Assets 	5.0   BP
         *	Group II Assets
		First $50 million	12.0   BP
		Next $50 million	9.0   BP
		Next $200 million	6.0   BP
		Excess	4.0   BP
	Group III Assets	12.0   BP
	Group IV  Assets	15.0   BP
	Group V   Assets	18.0   BP
	Group VI  Assets	25.0   BP

E.	PLUS Transaction Charges:

	Group I   Transactions	$25
	Group II  Transactions	$30
	Group III Transactions	$30
	Group IV  Transactions	$45
	Group V   Transactions	$60
	Group VI  Transactions	$75

         *	Third Party F/X	$20

___________________________
*	The breakpoint levels are based upon assets within each category.

**	A Third Party F/X is one in which Boston Safe is not the currency broker. This charge will be assessed only on transactions where funds are actually transferred.



Country Groups


Group I	Group II	Group III	Group IV	Group V	Group VI
Japan	Cedel	Austria	Australia	Brazil	Argentina
	Euroclear	Canada	Belgium	Denmark	Greece
		Germany	Luxembourg	Finland	Indonesia
			Netherlands	France	Jordan
			New Zealand	Hong Kong	Mexico
			Switzerland	Ireland	Philippines
				Italy	Spain
				Malaysia	Sweden
				Norway	Turkey
				Pakistan	Venezuela
				Peru
				Poland
				Portugal
				Shanghai
				Shenzen
				Singapore
				Thailand
				United Kingdom
				Uruguay



CUSTODY AGREEMENT

SCHEDULE II

Out-of-Pocket Expenses


The Company will pay to the Custodian as soon as possible after the end of each month all out-of-pocket expenses reasonably incurred in connection with the assets of the Company.

Out of pocket expenses include, but are not limited to, the following:

- Telephone
- Wire charges ($5.25 per wire)
- Postage and Insurance
- Courier Charges
- Supplies
- Duplicating
- Transfer Fees
- Sub-custodian charges
- Single Audit Letter
- Stamp duties

















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